UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 3, 2013

99¢ ONLY STORES

(Exact name of registrant as specified in its charter)

California	1-11735	95-2411605
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4000 East Union Pacific Avenue
City of Commerce, California	90023
(Address of principal executive offices)	(Zip Code)

(323) 980-8145

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)                                 Resignation of Certain Officers

In connection with and effective upon the appointment of Stéphane Gonthier as President and Chief Executive Officer of 99¢ Only Stores (the “Company”) and its parent, Number Holdings, Inc. (“Parent”), Richard Anicetti, who served as Interim President and Chief Executive Officer of each of the Company and Parent since January 2013, resigned effective September 3, 2013.  Mr. Anicetti will remain on the Board of Directors of the each of the Company and Parent.

(c)                                  Appointment of Certain Officers

Effective September 3, 2013, the Board of Directors of each of the Company and Parent, formally appointed Mr. Gonthier as President and Chief Executive Officer of the Company and Parent.

Mr. Gonthier, 47, brings more than 15 years of experience in value-oriented retail, having most recently served since September 2007 as Chief Operating Officer at Dollarama Inc. (TSX:DOL) (“DOL”), the leading dollar store chain in Canada that operates more than 800 stores across the country.  Prior to that, he served in various executive positions with Alimentation Couche-Tard Inc. (TSX:ATD.B), a global convenience store chain best known as the operator of the Circle K stores in the United States, from 1998 until 2007. His final position at that company was as Senior Vice President, Eastern North America, where he was responsible for four divisions consisting of approximately 2,600 convenience stores in Canada and the United States.  Mr. Gonthier has a Bachelor of Civil Law from Université de Sherbrooke and a Master of Business Administration from Université de Sherbrooke.  Mr. Gonthier was called to the Québec Bar in 1989.  Mr. Gonthier also serves as a member of the board of directors of Investissements Trévi Inc., Spectra Premium Industries Inc. and Colabor Group Inc.

(d)                                 Election of Certain Directors

Effective September 3, 2013, the Board of Directors of each of the Company and Parent elected Mr. Gonthier as a member of such Board of Directors and increased the size of such Board of Directors from nine to ten.  His appointment was pursuant to the Agreement (defined below).

There are no other arrangements or understandings between Mr. Gonthier and any other person pursuant to which he was selected as a director, and there are no relationships between Mr. Gonthier and the Company or Parent that would require disclosure under Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, as amended.

(e)                                  Compensatory Arrangements of Certain Officers

Employment Agreement

The Company has entered into an Employment Agreement with Mr. Gonthier (the “Agreement”) relating to Mr. Gonthier’s appointment and service as President and Chief Executive Officer of the Company, effective as of September 3, 2013 (the “Effective Date”).

The initial term of the Agreement continues until the fifth anniversary of the Effective Date, and the Agreement automatically will be extended for additional one-year periods thereafter unless either party elects not to extend.

Mr. Gonthier is entitled to receive an annualized base salary of $900,000 (“Base Salary”), which will be increased to $1,000,000 if the Company’s Last Twelve Months’ EBITDA (as defined in the Agreement) exceeds specified targets.   Mr. Gonthier will be eligible to receive an annual bonus for fiscal year 2014 with a target of 100% of his Base Salary, prorated from the Effective Date to the end of fiscal year 2014, and contingent upon the achievement of performance goals established by the Board of Directors of Parent.  For fiscal year 2014 only, Mr. Gonthier’s annual bonus is guaranteed to be no less than 100% of his Base Salary, prorated from the Effective Date to the end of fiscal year 2014.  For fiscal year 2015 and later, Mr. Gonthier’s target annual bonus is 125% of his Base Salary, contingent upon the achievement of performance goals established by the Board after consultation with Mr. Gonthier.  In addition, Mr. Gonthier will receive a cash signing bonus of $900,000.  If Mr. Gonthier’s employment with the Company is terminated for any reason other than by the Company without Cause or by Mr. Gonthier for Good Reason (as each is defined in the Agreement) prior to the first anniversary of the Effective Date, Mr. Gonthier is required to repay all of the cash signing bonus to the Company.  If Mr. Gonthier’s employment with the Company is terminated for any reason other than by the Company without Cause or by Mr. Gonthier for Good Reason after the first anniversary but prior to the second anniversary of the Effective Date, Mr. Gonthier is required to repay half of the cash signing bonus to the Company.

Mr. Gonthier will be granted stock options to purchase an aggregate of 21,505 shares of each of the Class A and Class B common stock of Parent (the “Options”).  The exercise price of the Options will be equal to the fair market value of the underlying common stock on the date of grant.  Subject to the continued employment of Mr. Gonthier, (a) 75% of the Options will vest 30% on the first anniversary of the grant date, 20% on the second anniversary of the grant date and 25% on each of the third and fourth anniversaries of the grant date and (b) 25% of the Options will vest subject to the Company’s and Parent’s achievement of performance hurdles.  The Options will be subject to the terms of Parent’s stock incentive plan and the award agreement under which they will be granted.

Mr. Gonthier is also provided a backstop against the loss in value of a portion of his equity in DOL as a result of his departure.  Parent will reimburse Mr. Gonthier for up to $5 million in losses to the value of his equity in DOL as compared to the performance of broad-based U.S and Canadian stock indices following the announcement of his resignation from DOL, if he sells such equity in the 180 day period following his resignation from DOL on August 9, 2013.

If Mr. Gonthier’s employment is terminated by the Company without Cause or by Mr. Gonthier for Good Reason, and if Mr. Gonthier executes and does not revoke a release of all claims against the Company and Parent, then Mr. Gonthier is entitled to receive: (1) a cash payment equal to two times the sum of his then-current Base Salary plus the average of the actual bonuses earned by Mr. Gonthier for the three most recently completed fiscal years immediately preceding the fiscal year in which his employment was terminated, with one-half of such amount payable in installments over a period of 24 months, and the other half of such amount payable 30 days following the date of Mr. Gonthier’s termination of employment, (2) if Mr. Gonthier’s termination of employment is on or following the first day of the third fiscal quarter, a prorated bonus for the year of termination of employment, (3) any unpaid bonus for the most recently completed fiscal year, (4) if Mr. Gonthier’s termination of employment is prior to the second anniversary of the Effective Date, the time-vested portion of the Options will accelerate such that 50% of the time-vested Options will become vested, and if Mr. Gonthier’s termination of employment is on or after the second anniversary of the Effective Date, Mr. Gonthier will receive an additional 12 months of vesting on the time-vested Options, and (5) reimbursement for applicable premiums for COBRA continuation coverage for Mr. Gonthier and his eligible dependents for a period equal to the shorter of (a) 18 months or (b) until Mr. Gonthier becomes eligible for substantially similar coverage under a health plan of another employer.

If Mr. Gonthier’s employment with the Company is terminated due to his death or Disability (as defined in the Agreement), Mr. Gonthier or his estate (as applicable) is entitled to receive (1) continuation of Mr. Gonthier’s then-current Base Salary for the shorter of (a) 12 months or (b) the remainder of the term of the Agreement, (2) a prorated bonus and (3) if Mr. Gonthier’s termination of employment is prior to the second anniversary of the Effective Date, the time-vested portion of the Options will accelerate such that 50% of the time-vested Options will become vested, and if Mr. Gonthier’s termination of employment is on or after the second anniversary of the Effective Date, Mr. Gonthier will receive an additional 12 months of vesting on the time-vested Options.

Mr. Gonthier is also required to enter into a fair competition agreement with the Company and Parent that contains non-competition, non-recruitment and non-solicitation provisions effective during his employment with the Company and for two years following termination of such employment for any reason, provided that the non-competition restrictions only will apply after termination of Mr. Gonthier’s employment if Parent repurchases all of Mr. Gonthier’s equity in Parent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

99¢ ONLY STORES

Dated: September 3, 2013	By:	/s/ Frank Schools
Frank Schools
Senior Vice President, Chief Financial Officer